Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Appointment of Gail Peck as Chief Financial Officer

DALLAS, Texas - ARCOSA, Inc. - May 27, 2021:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced the appointment of Gail Peck as its Chief Financial Officer and Treasurer.

Ms. Peck has served as the Senior Vice President, Finance and Treasurer at Arcosa since Arcosa’s launch as an independent public company in November 2018. From 2010 until November 2018, Ms. Peck served as Vice President, Finance and Treasurer of Trinity Industries. From 2004 to 2009, she served as Vice President and Treasurer for Centex Corporation, a diversified building company. Ms. Peck earned a Master of Business Administration from the Kenan Flagler Business School at the University of North Carolina, Chapel Hill, and a Bachelor of Arts in Economics from Trinity College in Hartford, Connecticut. Ms. Peck will succeed Scott C. Beasley, who announced his plans to resign to accept the Chief Financial Officer role at another company. Mr. Beasley intends to stay on to support an orderly transition of his duties to Ms. Peck.

Antonio Carrillo, President and Chief Executive Officer, commented, “We are excited to announce Gail’s appointment as Chief Financial Officer of Arcosa. Gail brings a wealth of experience in the areas of finance and investor relations, as well as a thorough knowledge of Arcosa’s businesses and operations. We look forward to her successful transition into this new role, as Arcosa looks to continue to grow in attractive infrastructure markets and execute on its strategic priorities.”

Carrillo continued, “We want to thank Scott for his dedicated service to Arcosa and contributions to Arcosa’s success and growth since our inception. We wish Scott the best of success with his new opportunity.”

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

972.942.6500	arcosa.com

INVESTOR CONTACTS

Gail M. Peck	David Gold
ADVISIRY Partners

T 972.942.6500	T 212.661.2220
InvestorResources@arcosa.com	David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

972.942.6500	2	arcosa.com